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                                                                   EXHIBIT 99-27

                                    FORM OF
                             BANKERS TRUST COMPANY
                              CUSTODIAN AGREEMENT

     CUSTODIAN AGREEMENT dated as of April   , 1995 between BANKERS TRUST
COMPANY (the "Custodian") and The Detroit Edison Company (the "Issuer").

     WHEREAS, the Issuer has exchanged certain shares of its Cumulative
Preferred Stock, 7.75% Series ("Preferred Stock") for its    % Quarterly Income
Debt Securities (QUIDSSM) (Junior Subordinated Deferrable Interest Debentures, Due 2025); and

     WHEREAS, Depositary Receipts evidencing ownership interests in the Preferred Stock were in certificated form and the QUIDS are issued solely through The Depository Trust Company's ("DTC") book-entry-only system; and

     WHEREAS, in order to assist certain holders of the Depositary Receipts to participate in the exchange, the Issuer and the Custodian have agreed that the Custodian, an institution eligible to participate in the DTC book-only-entry system, will hold the QUIDS for certain beneficial owners thereof upon the terms and conditions set forth below.

     1. Employment of Custodian. The Issuer hereby employs the Custodian as custodian of QUIDS issued by Issuer and delivered to Custodian by the Issuer to Custodian on behalf of the beneficial owners ("Holder" or "Holders") thereof who are not participants in The Depository Trust Company's Book-Entry-Only System simultaneous with the issuance of the QUIDS, pursuant to the terms and conditions set forth herein. After the initial issuance of QUIDS, the Custodian shall not accept QUIDS for custody pursuant to this Agreement. The Custodian shall not be responsible for any QUIDS not delivered to and accepted by the Custodian or any of its subcustodians as hereinafter provided.

     2. Custody Account. The Custodian agrees to establish and maintain a custody account in the name of each Holder requesting a custody account (the "Deposit Account") for any and all QUIDS received and accepted by the Custodian or any of its subcustodians for the account of the Holder simultaneous with the time of issuance. QUIDS received and accepted by the Custodian or any of its subcustodians for the account of the Holder shall be credited to the Holder's Deposit Account on the books of the Custodian. The Issuer agrees that the Custodian shall not be subject to, nor shall its rights and obligations under this Agreement or with respect to any Deposit Account be affected by, any agreement between the Issuer and any other person.

     The Custodian shall hold, keep safe and protect as custodian of the Deposit Accounts, on behalf of the Holders, all QUIDS received by Custodian from Holders simultaneous with issuance. All transactions involving the QUIDS in the Deposit Accounts shall be executed or settled solely in accordance with Instructions (as that term is defined in Section 7 hereof), except that until the Custodian receives Instructions to the contrary, the Custodian will:

          (a) collect all interest and principal and all other income and payments on the QUIDS, as the same become payable and credit the same to the applicable Deposit Account and disburse the same to the applicable Holders;

          (b) present for payment all QUIDS held in the Deposit Accounts which are called, redeemed or retired or otherwise become payable;

          (c) effect such transfer of a Holder's QUIDS to an institution eligible for the DTC book-entry-only system as may be properly instructed by the Holder;

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(SM) QUIDS is a service mark of Goldman, Sachs & Co.
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          (d) effect, upon Instructions (as defined in Section 7) from the
     Holder, the sale (at a market price and with customary commissions) of a Holder's QUIDS held in a Deposit Account; and

          (e) provide the Holders with the notices and other information contemplated by Section 5 hereof.

     3. Records, Ownership of Property and Statements. The ownership of the QUIDS, and whether held by the Custodian or a subcustodian as hereinafter authorized, shall be clearly recorded on the Custodian's books as belonging to the Holder and not for the Custodian's own interest. The Custodian shall keep accurate and detailed accounts of all receipts, disbursements and other transactions for the Deposit Accounts. All accounts, books and records of the Custodian relating thereto shall be open upon reasonable notice from the Issuer to the Custodian to inspection and audit at all reasonable times during normal business hours by any person designated by the Issuer.

     The Custodian will supply to the Issuer from time to time, as mutually agreed upon, a statement in respect to the number of Deposit Accounts held by the Custodian or by a subcustodian.

     4. Subcustodians and Securities Depositories. With the prior written consent of the Issuer, the Custodian may employ, directly or indirectly, one or more subcustodians to assist in the performance of its obligations hereunder; provided, however, that the employment of any such subcustodian (other than any such subcustodian which is a securities depository or clearing agency) shall not relieve the Custodian of its responsibilities or liabilities hereunder; provided, further, that with respect to a subcustodian which is a securities depository or clearing agency, the Custodian shall only be responsible or liable for losses arising from such employment caused by the Custodian's own failure to exercise reasonable care.

     5. Notices, etc. If the Custodian shall receive any notices, reports or other communications relative to any of the QUIDS in the Deposit Accounts, the Custodian shall as soon as practicable transmit to the Holders, or notify the Holders of the receipt of, such notices, reports or other communication. Neither the Custodian nor its nominees or agents shall vote upon or in respect of any of the QUIDS in the Deposit Accounts, execute any form of proxy to vote thereon, or give any consent or take any action (except as provided in Section 2) with respect thereto except upon the receipt of Instructions relative thereto.

     6. Settlement Procedures. The proceeds from any sale of QUIDS will be disbursed to selling Holders in accordance with Instructions (as defined in Section 7) received from such Holders. Notwithstanding the preceding sentence, settlement and payment for QUIDS may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering QUIDS to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such QUIDS from such purchaser or dealer.

     7. Instructions. The term "Instructions" means instructions from the Holder in respect of any of the Custodian's duties hereunder which have been received by the Custodian at its address set forth in Section 13 below in writing and acceptable to the Custodian. The Custodian may follow customary practices with respect to the terms and content of Instructions. The Custodian shall have the right to assume in the absence of notice to the contrary from the Holder that any person whose name is on file with the Custodian pursuant to this Section 7 has been authorized by the Holder to give the Instructions in question and that such authorization has not been revoked.

     8. Standard of Care. The Custodian shall be responsible for the performance of only such duties as are set forth herein or contained in Instructions given to the Custodian which are not contrary to the provisions of this Agreement. The Custodian will use reasonable care with respect to
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the safekeeping of QUIDS in the Deposit Accounts and in carrying out its obligations under this Agreement. So long as and to the extent that it has exercised reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any QUIDS in its capacity as Custodian received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon, and may conclusively rely on, without liability for any loss resulting therefrom, any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed or furnished by the proper party or parties, including, without limitation, Instructions, and shall be indemnified, to the extent permitted by law, by the Issuer for any losses, damages, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by the Custodian and arising out of action taken or omitted with reasonable care by the Custodian hereunder or under any Instructions. The Issuer reserves the right to seek reimbursement from a Holder for any loss it may sustain as a result of the indemnification herein granted. In the event of any loss to a Holder or the Issuer by reason of the failure of the Custodian or its subcustodian to utilize reasonable care, the Custodian shall be liable to the Holder or the Issuer, as the case may be to the extent of the Holder's or Issuer's, as the case may be, actual damages at the time such loss was discovered without reference to any special conditions or circumstances. In no event shall the Custodian or Issuer be liable for any consequential or special damages, including, but not limited to, sales of the QUIDS at market value. The Custodian shall be entitled to rely, and may act, on advice of counsel (who may be counsel for the Issuer) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

     All collections of funds to or distributed from a Deposit Account in respect of QUIDS shall be made at the risk of the Holders. Subject to the exercise of reasonable care, the Custodian shall have no liability for any loss occasioned by delay in the actual receipt of notice by the Custodian or by its subcustodian of any payment, redemption or other transaction regarding QUIDS in a Deposit Account in respect of which the Custodian has agreed to take action as provided in Section 2 hereof. Neither the Custodian nor the Issuer shall be liable for any loss resulting from, or caused by, or resulting from acts of governmental authorities (whether de jure or de facto), including, without limitation, nationalization, expropriation, and the imposition of currency restrictions; acts of war, terrorism, insurrection or revolution; strikes or work stoppages; the inability of a local clearing and settlement system to settle transactions for reasons beyond the control of the Custodian or Issuer; hurricane, cyclone, earthquake, volcanic eruption, nuclear fusion, fission or radioactivity or other acts of God. The provisions of this Section shall survive termination of this Agreement.

     9. Fees and Expenses. The Issuer agrees to pay to the Custodian such compensation for its services pursuant to this Agreement as may be mutually agreed upon in writing from time to time and the Custodian's out-of-pocket or incidental expenses in connection with the performance of this Agreement, including (but without limitation) reasonable legal fees. The Issuer hereby agrees to hold the Custodian harmless from any liability or loss resulting from any taxes or other governmental charges, and any expense related thereto, which may be imposed, or assessed with respect to QUIDS in the Deposit Accounts. The provisions of this Section shall survive the termination of this Agreement. The Issuer reserves the right to seek reimbursement from the applicable Holder with respect to a payment made to Custodian pursuant to this Section.

     10. The Issuer reserves the right to assume custody of the Deposit Accounts held by Custodian hereunder.

     11. Amendment, Modifications, etc. No provisions of this Agreement may be amended, modified or waived except in writing signed by the parties hereto.

     12. Termination. This Agreement may be terminated by the Issuer or the Custodian by ninety (90) days' notice to the other; provided that notice by the Issuer shall specify the names of the persons to whom the Custodian shall deliver the QUIDS, including the Issuer, in the Deposit Accounts. If notice of termination is given by the Custodian, the Issuer shall, within ninety (90) days following the giving of such notice, deliver to the Custodian a written notice specifying the names of
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the persons to whom the Custodian shall deliver the QUIDS, including the Issuer, in the Deposit Accounts. In either case, the Custodian will deliver such QUIDS to the persons so specified, after payment of any amounts which the Custodian determines to be owed to it under Section 9. If within ninety (90) days following the giving of a notice of termination by the Custodian, the Custodian does not receive from the Issuer a written notice specifying the names of the persons to whom the Custodian shall deliver the QUIDS in the Deposit Accounts, the Custodian, at its election, may deliver such QUIDS to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions of this Agreement, or may continue to hold such QUIDS until a written notice as aforesaid is delivered to the Custodian.

     13. Notices. Except as otherwise provided in this Agreement, all requests, demands or other communications between the parties or notices in connection herewith (a) shall be in writing, hand delivered or sent by registered mail, telex or facsimile addressed, if to the Issuer, to its address set forth on the signature page hereof and, if to the Custodian, to

          BANKERS TRUST COMPANY
          4 Albany Street
          4th Floor
          New York, NY 10006
          Phone: 212-250-6350
          Fax:  212-250-6772

or in either case to such other address as shall have been furnished to the receiving party pursuant to the provisions hereof and (b) shall be deemed effective when received, or, in the case of a telex, when sent to the proper number and acknowledged by a proper answerback.

     14. Governing Law and Successors and Assigns. This Agreement shall be governed by the law of the State of New York and shall not be assignable by either party, but shall bind the successors in interest of the Issuer and the Custodian.

     15. Headings. The headings of the paragraphs hereof are included for convenience of reference only and do not form a part of this Agreement.

                                          BANKERS TRUST COMPANY
                                          as Custodian

                                          --------------------------------------
                                          By:
                                          Title:



                                          THE DETROIT EDISON COMPANY
                                          2000 Second Avenue
                                          Attention Vice President and Corporate
                                          Secretary
                                          Detroit, Michigan 48226
                                          Phone: 313-237-8667
                                          Fax: 313-



                                          --------------------------------------
                                          By:
                                          Title: